UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 16, 2014
(Date of Report (Date of Earliest Event Reported))

LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 242-1444

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On April 16, 2014, we issued a news release committing to a restructuring of our casegoods business to transition to an all-import model for our wood furniture.  As a result of the restructuring we intend to:

•	discontinue casegoods production at our Hudson, North Carolina facility,

•	exit the hospitality business,

•	market for sale our youth furniture business, Lea Industries, and

•	consolidate operations from two North Wilkesboro, North Carolina facilities at the Hudson facility.

As a result of the restructuring, we will incur costs that we estimate will total between $2.5 million and $2.9 million, including approximately $1.2 to $1.4 million for one-time employee termination benefits and approximately $1.3 to $1.5 million of costs to consolidate facilities.  We estimate that all of these costs will result in future cash expenditures.

In addition to these costs, we expect to incur impairment charges as described in Item 2.06.

Item 2.06	Material Impairments

In connection with committing to the restructuring described in Item 2.05 of this report, we concluded that generally accepted accounting principles will require charges for impairment of some of our long-lived assets and inventory totaling between $9.5 million and $11.5 million, none of which we estimate will result in future cash expenditures.

Item 7.01	Regulation FD Disclosure

A copy of the news release referred to in Item 2.05 is attached to this current report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01 and the related exhibit (Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibit is furnished as part of this report:

Description
99.1	News Release Dated April 16, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED
(Registrant)
Date: April 21, 2014
BY: /s/ Louis M. Riccio, Jr.
Louis M. Riccio, Jr. Senior Vice President, Chief Financial Officer